Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Vice President, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES SECOND QUARTER 2016 RESULTS

PLEASANTON, Calif., June 2, 2016 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal second quarter ended April 30, 2016.

•	Revenue increased 11% year-over-year to $483.8 million. CooperVision (CVI) revenue up 9% to $391.2 million. CooperSurgical (CSI) revenue up 23% to $92.6 million.

•	GAAP earnings per share (EPS) $1.52, up 29 cents or 24% from last year’s second quarter.

•	Non-GAAP EPS $2.05, up 33 cents or 19% from last year’s second quarter. See “Reconciliation of Non-GAAP Results to GAAP Results” below.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “This was a very solid quarter for us within both CooperVision and CooperSurgical. We remain optimistic about the back half of the fiscal year and that our strategies will continue to drive success in the coming years.”

Second Quarter GAAP Operating Highlights

•	Revenue $483.8 million, up 11% from last year’s second quarter, up 9% pro forma (defined as constant currency and including acquisitions in both periods).

•	Gross margin 62% compared with 62% in last year’s second quarter. On a non-GAAP basis, gross margin was 63%, in line with last year.

•	Operating margin 19% compared with 16% in last year’s second quarter. On a non-GAAP basis, operating margin was 24% vs. 22% last year. The increase was the result of leveraging operating expenses.

•	Depreciation $33.7 million, up 5% from last year’s second quarter. Amortization $14.3 million, up 16% from last year’s second quarter due to acquisitions.

•	Total debt increased $64.1 million from January 31, 2016, to $1,441.4 million, primarily due to higher cash balances and acquisitions, partially offset by operational cash flow generation.

•	Interest expense increased to $7.6 million compared with $4.7 million in last year’s second quarter primarily due to higher debt and interest rates.

•	Cash provided by operations $97.8 million and capital expenditures $41.1 million resulted in free cash flow of $56.7 million. Excluding integration costs of $9.0 million, adjusted free cash flow was $65.7 million.

Second Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $391.2 million, up 9% from last year’s second quarter, up 9% in constant currency.

•	Revenue by category:

	(In millions) 2Q16	% of CVI Revenue 2Q16	% chg y/y	Constant Currency % chg y/y
Toric	$120.5	31%	13%	13%
Multifocal	42.5	11%	12%	13%
Single-use sphere	97.6	25%	15%	14%
Non single-use sphere, other	130.6	33%	1%	2%

Total	$391.2	100%	9%	9%

•	Revenue by geography:

	(In millions) 2Q16	% of CVI Revenue 2Q16	% chg y/y	Constant Currency % chg y/y
Americas	$165.1	42%	8%	9%
EMEA	148.8	38%	4%	5%
Asia Pacific	77.3	20%	21%	18%

Total	$391.2	100%	9%	9%

•	Gross margin 61% compared with 61% in last year’s second quarter. On a non-GAAP basis, gross margin was 63%, in line with last year.

Second Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $92.6 million, up 23% from last year’s second quarter, up 6% pro forma.

•	Revenue by category:

	(In millions) 2Q16	% of CSI Revenue 2Q16	% chg y/y	Pro forma % chg y/y
Office and surgical products	$52.3	56%	5%	5%
Fertility	40.3	44%	60%	8%

Total	$92.6	100%	23%	6%

•	Gross margin 64%, compared with 63% in last year’s second quarter. On a non-GAAP basis, gross margin was 65% vs. 64% last year. Gross margins were positively impacted by improving results in both the office and surgical space, and fertility.

Fiscal Year 2016 Guidance

The Company updated its fiscal year 2016 guidance. Non-GAAP earnings per share guidance for the full fiscal year excludes amortization of existing other intangible assets of approximately $59.6 million or $0.98 per share, and other costs including integration expenses which we would not have otherwise incurred as part of our continuing operations. Details are summarized as follows:

•	Total revenue of $1,929 - $1,960 million

•	CVI revenue $1,545 - $1,567 million

•	CSI revenue $384 - $393 million

•	Non-GAAP earnings per share of $8.20 - $8.50

With respect to the Company’s expectations above, the Company has not reconciled non-GAAP earnings per share guidance to GAAP earnings per share due to the inherent difficulty in forecasting acquisition-related, integration and restructuring charges and expenses, which are reconciling items between the non-GAAP and GAAP measure. Due to the unknown effect, timing and potential significance of such charges and expenses that impact GAAP earnings per share, the Company is not able to provide such guidance.

Reconciliation of GAAP to Non-GAAP Results

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. These include costs related to acquisition and integration activities, severance and restructuring costs; costs associated with the start-up of new manufacturing facilities; as well as certain legal costs described below. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods. We believe it is useful for investors to understand the effects of these items on our consolidated operating results. Our non-GAAP financial measures include the following adjustments, along with the related income tax effects and changes in income attributable to noncontrolling interests:

•	We exclude the effect of amortization of intangible assets from our non-GAAP financial results. Amortization of intangible assets will recur in future periods; however, the amounts are affected by the timing and size of our acquisitions.

•

We exclude the effect of acquisition related and integration expenses and the effect of restructuring expenses from our non-GAAP financial results. Such expenses generally diminish over time with respect to past acquisitions; however, we generally will incur similar expenses in connection with any future acquisitions. We incurred significant expenses in connection with our acquisitions and also incurred certain other operating expenses or income, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Many of these costs relate to our acquisition of Sauflon Pharmaceuticals Ltd. that closed in our fiscal fourth quarter of 2014. Acquisition related and integration expenses include items such as personnel costs for transitional employees, other acquired employee related costs and integration related professional services. Restructuring expenses consist of employee severance, product rationalization, facility and other exit costs.

•	We exclude costs associated with the start-up of new manufacturing facilities. While these costs may recur for a period of time, we do not consider them as part of our continuing operations. These costs will be eliminated when the specific start-up activities have been completed.

•	We exclude certain legal costs related to third-party intellectual property claims and litigation filed against CooperVision such as Universal Pricing Policy (UPP) and related lobbying costs. While we may incur similar costs and charges, we do not consider them as part of our continuing operations.

We also report revenue growth using the non-GAAP financial measure of pro forma which includes constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than the United States dollar are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To report pro forma revenue growth, we include revenue for the comparison period when we did not own recently acquired companies.

We define the non-GAAP measure of free cash flow as cash provided by operating activities less capital expenditures. We believe free cash flow is useful for investors as an additional measure of liquidity because it represents cash flows that are available for repayment of debt, repurchases of our common stock or to fund our strategic initiatives. Management uses free cash flow internally to understand, manage, make operating decisions and evaluate our business. In addition, we use free cash flow to help plan and forecast future periods.

We also provide the metric of adjusted free cash flow that we believe represents our operations ability to generate cash by adjusting cash flow from operations for capital expenditures that are part of our ongoing operations and for acquisition related and integration costs. We believe adjusted free cash flow is useful to investors as an additional measure of performance because it reports elements of our operating activities and excludes cash flow elements that we do not consider to be related to our ability to generate cash. As discussed above, we incur significant acquisition related and integration costs that will diminish over time with respect to past acquisitions; however, we will incur similar expenses in connection with any future acquisitions. We believe it is useful to investors to understand the effects of these costs on our adjusted free cash flow.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,
	2016 GAAP	Adjustment		2016 Non-GAAP	2015 GAAP	Adjustment		2015 Non-GAAP
Cost of sales	$185,295	$(7,225)	A	$178,070	$166,960	$(7,746)	A	$159,214
Selling, general and administrative expense	$177,659	$(6,103)	B	$171,556	$167,583	$(5,434)	B	$162,149
Research and development expense	$16,696	$(95)	C	$16,601	$16,819	$(172)	C	$16,647
Amortization of intangibles	$14,312	$(14,312)	D	$—	$12,316	$(12,316)	D	$—
Other income, net	$(418)	$(401)	E	$(819)	$(686)	$—		$(686)
Provision for income taxes	$8,183	$2,215	F	$10,398	$5,855	$1,913	F	$7,768
Diluted earnings per share attributable to Cooper stockholders	$1.52	$0.53		$2.05	$1.23	$0.49		$1.72

A	Our fiscal 2016 GAAP cost of sales includes $4.9 million of charges primarily for equipment and product rationalization and related integration costs, arising from the acquisition of Sauflon, and $1.4 million of facility start-up costs in CooperVision; and $0.9 million of integration costs in our CooperSurgical fertility business. Our fiscal 2015 GAAP cost of sales included $5.2 million of charges primarily for product and equipment rationalization, arising from the acquisition of Sauflon, and $2.5 million of facility start-up costs; and $0.1 million of integration costs in our CooperSurgical fertility business.
B	Our fiscal 2016 GAAP selling, general and administrative expense includes $6.1 million in costs primarily for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and acquisition and integration costs in our CooperSurgical fertility business. Our fiscal 2015 GAAP selling, general and administrative expense included $5.4 million primarily for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and severance costs in our CooperSurgical fertility business.
C	Our fiscal 2016 and 2015 GAAP research and development expense includes $0.1 million and $0.2 million, respectively, of integration costs.
D	Amortization expense was $14.3 million and $12.3 million for the fiscal 2016 and 2015 periods, respectively.
E	Our fiscal 2016 other income, net, includes costs related to debt extinguishment.
F	These amounts represent the increases in the provision for income taxes that arises from the impact of the above adjustments.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

(In thousands, except per share amounts)

(Unaudited)

	Six Months Ended April 30,
	2016 GAAP	Adjustment		2016 Non-GAAP	2015 GAAP	Adjustment		2015 Non-GAAP
Cost of sales	$372,971	$(21,286)	A	$351,685	$335,780	$(17,189)	A	$318,591
Selling, general and administrative expense	$351,263	$(17,886)	B	$333,377	$341,118	$(11,794)	B	$329,324
Research and development expense	$31,458	$(23)	C	$31,435	$32,932	$(275)	C	$32,657
Amortization of intangibles	$30,515	$(30,515)	D	$—	$25,911	$(25,911)	D	$—
Other expense, net	$972	$(882)	E	$90	$1,016	$—		$1,016
Provision for income taxes	$7,172	$6,870	F	$14,042	$11,571	$6,691	F	$18,262
Diluted earnings per share attributable to Cooper stockholders	$2.57	$1.30		$3.87	$2.48	$0.99		$3.47

A	Our fiscal 2016 GAAP cost of sales includes $16.2 million of charges primarily for equipment and product rationalization and related integration costs, arising from the acquisition of Sauflon, and $3.7 million of facility start-up costs in CooperVision; and $1.3 million of integration costs in our CooperSurgical fertility business. Our fiscal 2015 GAAP cost of sales included $14.4 million of charges primarily for product and equipment rationalization and $2.5 million of facility start-up costs in CooperVision; and $0.3 million of integration costs in our CooperSurgical fertility business.
B	Our fiscal 2016 GAAP selling, general and administrative expense includes $17.9 million in costs primarily for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and acquisition and integration costs in our CooperSurgical fertility business. Our fiscal 2015 GAAP selling, general and administrative expense included $10.9 million for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and severance costs in our CooperSurgical fertility business. Our fiscal 2015 GAAP selling, general and administrative expense also includes $0.9 million of legal costs, described above.
C	Our fiscal 2016 and 2015 GAAP research and development expense includes $0.1 million and $0.3 million, respectively, of integration costs.
D	Amortization expense was $30.5 million and $25.9 million for the fiscal 2016 and 2015 periods, respectively.
E	Our fiscal 2016 other expense, net, includes costs related to debt extinguishment and foreign exchange forward contracts related to an acquisition.
F	These amounts represent the increases in the provision for income taxes that arises from the impact of the above adjustments.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

Free Cash Flow and Adjusted Free Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended April 30, 2016	Six Months Ended April 30, 2016
Cash flow from operations	$97,848	$187,387
Capital expenditures	(41,176)	(86,332)

Free cash flow	$56,672	$101,055

Items not included in adjusted free cash flow:
Integration costs and other	9,035	21,362

Adjusted Free cash flow	$65,707	$122,417

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal second quarter 2016 financial results and current corporate developments. The live dial-in number for the call is 855-643-4430 (U.S.) / 707-294-1332 (International). The participant passcode for the call is “Cooper”. A simultaneous webcast of the call will be available through the “Investor Relations” section of The Cooper Companies’ website at http://investor.coopercos.com and a transcript of the call will be archived on this site for a minimum of 12 months. A recording of the call will be available beginning at 8:00 PM ET on June 2, 2016 through June 9, 2016. To hear this recording, dial 855-859-2056 (U.S.) / 404-537-3406 (International) and enter code 266737 (Cooper).

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of families with its diversified portfolio of products and services focusing on women’s health, fertility and diagnostics. Headquartered in Pleasanton, CA, Cooper has approximately 10,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2016 Guidance and all statements regarding acquisitions including the acquired companies’ financial position, market position, product development and business strategy, expected cost synergies, expected timing and benefits of the transaction, difficulties in integrating entities or operations, as well as estimates of our and the acquired entities’ future expenses, sales and earnings per share are forward looking. In addition, all statements regarding anticipated growth in our revenue, anticipated effects of any product recalls, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability of certain countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of fluctuations in the value of foreign currencies that would decrease our revenues and earnings; acquisition-related adverse effects including the failure to successfully obtain the anticipated revenues, margins and earnings benefits of acquisitions, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period, required regulatory approvals for an acquisition not being obtained or being delayed or subject to conditions that are not anticipated, adverse impacts of changes to accounting controls and reporting procedures, contingent liabilities or indemnification obligations, increased leverage and lack of access to available financing (including financing for the acquisition or refinancing of debt owed by us on a timely basis and on reasonable terms); Our indebtedness could adversely affect our financial health, prevent us from fulfilling our debt obligations or limit our ability to borrow additional funds; a major disruption in the operations of our manufacturing, research and development or distribution facilities, due to technological problems, including any related to our information systems maintenance, enhancements, or new system deployments and integrations, integration of acquisitions, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; new U.S. and foreign government laws and regulations, and changes in existing tax laws, regulations and enforcement guidance, which affect the contact lens industry, specifically, or the medical device and the healthcare industries generally; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations and federal and state laws pertaining to privacy and security of health information, including product recalls, warning letters, and data security breaches; legal costs, insurance expenses, settlement costs and the risk of an adverse decision, prohibitive injunction or settlement related to product liability, patent infringement or other litigation; changes in tax laws or their interpretation and changes in statutory tax rates; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers and costs and expenses related to recalls; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure of our customers and end users to obtain adequate coverage and reimbursement from third party payors for our products and services; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of our research and development activities and other start-up projects; dilution to earnings per share from acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks; and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2016	October 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$44,464	$16,426
Trade receivables, net	298,825	282,918
Inventories	433,596	419,692
Deferred tax assets	41,256	41,731
Other current assets	96,974	80,661

Total current assets	915,115	841,428

Property, plant and equipment, net	964,359	967,097
Goodwill	2,233,251	2,197,077
Other intangibles, net	437,005	411,090
Deferred tax assets	5,969	4,510
Other assets	45,554	38,662

	$4,601,253	$4,459,864

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$30,191	$243,803
Other current liabilities	292,026	324,979

Total current liabilities	322,217	568,782

Long-term debt	1,411,182	1,105,408
Deferred tax liabilities	37,568	31,016
Other liabilities	85,505	80,754

Total liabilities	1,856,472	1,785,960

Total Cooper stockholders’ equity	2,738,076	2,667,509
Noncontrolling interests	6,705	6,395

Stockholders’ equity	2,744,781	2,673,904

	$4,601,253	$4,459,864

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2016	2015	2016	2015
Net sales	$483,793	$434,676	$933,433	$879,847
Cost of sales	185,295	166,960	372,971	335,780

Gross profit	298,498	267,716	560,462	544,067
Selling, general and administrative expense	177,659	167,583	351,263	341,118
Research and development expense	16,696	16,819	31,458	32,932
Amortization of intangibles	14,312	12,316	30,515	25,911

Operating income	89,831	70,998	147,226	144,106
Interest expense	7,611	4,692	12,886	8,633
Other (income) expense, net	(418)	(686)	972	1,016

Income before income taxes	82,638	66,992	133,368	134,457
Provision for income taxes	8,183	5,855	7,172	11,571

Net income	74,455	61,137	126,196	122,886
Less: income attributable to noncontrolling interests	330	424	715	994

Net income attributable to Cooper stockholders	$74,125	$60,713	$125,481	$121,892

Diluted earnings per share attributable to Cooper stockholders	$1.52	$1.23	$2.57	$2.48

Number of shares used to compute earnings per share attributable to Cooper stockholders	48,853	49,163	48,838	49,139

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 1Q16			Trailing Twelve Months 2016
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Modality
Single-use	$800	9%	14%	$3,220	12%	16%
Other	975	-1%	6%	$3,890	(0%)	5%

WW Soft Contact Lenses	$1,775	3%	9%	$7,110	5%	8%

Sales by Geography
Americas	$780	0%	9%	$3,095	4%	6%
EMEA	490	6%	6%	1,950	4%	8%
Asia Pacific	505	5%	14%	2,065	6%	14%

WW Soft Contact Lenses	$1,775	3%	9%	$7,110	5%	8%

Note: This data is compiled using gross product sales.

Source: Management estimates and independent market research

COO-E

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